Exhibit 99.2

On February 14, 2018, The Interpublic Group of Companies, Inc. held a conference call to discuss its fourth quarter and full year 2017 results. Chief Executive Officer Michael Roth and Chief Financial Officer Frank Mergenthaler delivered prepared remarks.

IPG CALL PARTICIPANTS

Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

COMPANY PRESENTATION AND REMARKS
Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern time.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you all for joining us this morning as we review our results for the fourth quarter and 2017. As usual, I’ll start out by covering the highlights of our performance, as well as our outlook for the new year. Frank will then provide additional details, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We are pleased to report fourth quarter performance highlighted by stronger organic growth and margin expansion, as well as full-year financial results that deliver on the growth and margin targets outlined in our October update.
Among our financial highlights, fourth-quarter organic revenue growth was 3.3%, which is on top of a very challenging 5.3% in last year’s fourth quarter. Organic growth was 2.5% excluding the increase in our pass-through revenues.
Growth in the quarter was driven by a wide range of our agencies and services, and in both our U.S. and international markets. We were led by the continued outstanding performance of IPG Mediabrands, which again had strong global growth, and by our creatively-driven advertising businesses at McCann Worldgroup, FCB and Deutsch. From the point of view of client sectors, we had notable growth in the areas of auto & transportation, travel, government and healthcare.
Our fourth quarter operating margin was 22.1%, which is an increase of 70 basis points from a year ago, reflecting leverage on our salaries & related expenses. Importantly, 2017 full-year operating margin increased 40 basis points to 12.4%.
Our fourth-quarter diluted earnings per share was $0.81, and was $0.79 as adjusted, which is a 5.3% increase over comparable earnings per share a year ago. The adjustments primarily back out the Impacts of U.S. tax reform on our tax provision.
For the full year, our diluted earnings per share was $1.46, and was $1.41 as adjusted.

That strong bottom-line performance is a tribute to our 50,000 talented and dedicated colleagues around the world, who have maintained their focus on delivering innovation and effectiveness for our clients. All of our people can take pride in their accomplishments.
Alongside our operating gains, we continued to invest over the course of the year in outstanding talent across our agencies, as well as in the technologies, data and analytics that keep us on the leading edge of our industry, especially in our media, digital, creative and marketing services.
At the same time, we have continued to return capital to our shareholders at significant and increasing levels. During the fourth quarter, we purchased 4.2 million shares, using $84 million. For the full year, we utilized $300 million for the repurchase of 13.7 million shares, lowering our year-end total of basic shares and shares eligible for dilution to 391 million, a decrease of 2.7% from a year ago.
Since initiating our capital-return programs in 2011, we’ve returned a total of $3.6 billion to shareholders through a combination of common share dividends and repurchases, and we have reduced our outstanding shares eligible for dilution by 30%.
This morning we continue that history with our Board’s decision to raise IPG’s quarterly dividend by 17%, to $0.21 cents per share. This marks our sixth consecutive year of double-digit percentage increases to the dividend, with a cumulative increase per share of 350% since 2011.
We also announced that our Board has authorized an additional $300 million for share repurchase. Combined with the remaining authorization as of the beginning of the year of $156 million, this brings the total pro forma amount available for share repurchase to $456 million.
Together, these actions reflect our continuing operating success in recent years, IPG’s substantial financial strength, and significant confidence in our future prospects.
As we turn to our outlook for 2018, it’s encouraging to see that our value to marketers continues to drive growth at IPG, as reflected in our fourth quarter, and that we continue to convert revenue increases to operating profit growth at a high level.
We all know that consumers are changing the ways they engage with brands. At the same time, marketers are competing with new business models and working to transform their relationships with consumers, while simultaneously contending with a number of short-term pressures. As we have previously discussed, these many changes introduced a note of caution to marketing investment across our industry during 2017, and they continue to entail both risk and opportunity for IPG. Our Company remains singularly focused and uniquely resourced to help clients navigate this environment and realize their opportunities.
The current global economic picture also provides the very clear potential to be more supportive to our industry. That is my sense of the business climate from recent conversations with clients. While the caution we saw through much of last year will not lift overnight, we expect to gradually put the slower revenue growth of 2017 behind us, and post improved growth this year. We continue to believe that we’re very well-positioned to deliver growth of revenue and profit in 2018 and for the long term.
Accordingly, we are targeting 2 - 3% organic growth for 2018. Along with this level of growth, we expect to continue to build on our longstanding record of operating margin expansion, and are targeting an increase of 20 basis points in 2018 over the results we are reporting today.

As we look ahead, it’s also worth taking into account our estimate of a positive impact on our financials from recently enacted U.S. tax reform. A year ago, we described a normalized effective tax rate of 35% to 36% on our consolidated results, and along with that a normalized cash tax rate of approximately 29% of pre-tax income. The changes to the U.S. tax code mean that, going forward, our normalized consolidated effective tax rate for the full year should decrease to approximately 28%. Along with that, our normalized cash tax rate should decrease to 24%.
In sum, we are focused as always on the drivers of value creation in growth, margin expansion and capital returns, and are confident that they will continue to work well for the long term at Interpublic.
At this stage, I’ll turn things over to Frank for additional depth and detail on our performance, and then I’ll return with an update and highlights of our businesses.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning.
As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see a summary of our results.

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Fourth quarter organic growth was 3.3%, and was 2.5% excluding the impact of higher pass-through revenue. U.S. organic growth was 3.7%, and was 2.5% excluding the impact of higher pass-through revenue, on top of 3.3% in Q4-16. International organic growth was 2.9%, and that was on top of 7.8% in Q4-16. For the full year, consolidated organic growth was 1.8%.

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Q4 operating margin, in our seasonally largest quarter, was 22.1%, compared with 21.4% a year ago, an increase of 70 basis points. For the full year, operating margin expanded 40 basis points to 12.4%, which marks another advance in our record of long-term significant margin expansion at IPG. Our success is due to effectively leveraging our growth with disciplined expense management, and a pay-for-performance incentive model, for which the principal metrics are revenue and margin growth relative to targets set at the beginning of each year.

•	For the quarter, adjusted diluted earnings per share was $0.79, while full-year diluted EPS, as adjusted, was $1.41 per share.

•	Cash flow from operations was $882 million for the year, compared with $513 million in 2016, reflecting a strongly improved working capital result.

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We repurchased 13.7 million shares for $300 million during the year. As Michael mentioned, we announced this morning that our Board has again significantly increased our common share dividend, to $0.21 per share quarterly, and added $300 million to our share repurchase authorization.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Turning to revenue on slide 4:

•	Fourth quarter revenue was $2.34 billion.

•	Compared to Q4-16, the impact of the change in exchange rates was an increase of 1.2%, while net dispositions were an offsetting negative 1.1%. The resulting organic revenue [increase] was 3.3%.

•	Increased pass-through revenue added 80 basis points to our growth, without which the organic growth change was 2.5%.

•	To remind you, pass-through revenues are offset dollar-for-dollar in our O&G expense, and increases and decreases to pass-through revenue do not change our operating profit.

•	Revenue growth for the full year was one-half of one percent, which reflects organic growth of 1.8%, and a 1.3% decrease due to our net dispositions. FX for the year was de minimis.

As you can see on the bottom half of this slide, Q4 organic growth at our Integrated Agency Networks was 3.3%. The segment was led by Mediabrands, which continues its terrific performance, and by McCann and FCB. Growth was 2.2% for the full year.
At our CMG segment of marketing services specialists, organic growth was 3.3% in the quarter, but was a decrease of 1.9% excluding the benefit of higher pass-through revenue, which is disproportionately in our sports marketing and events businesses. CMG revenue was flat organically for the full year, and down 40 basis points as adjusted for pass-throughs.
Moving on to slide 5, revenue by region.

•	In the U.S., Q4 organic growth was 3.7%, and was 2.5% excluding the increase in pass-through revenues.

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Growth was broad-based, led by Mediabrands, McCann, FCB, Deutsch, Carmichael Lynch, and Jack Morton. The pass-through revenue increase that we’ve noted in the U.S. was due to higher project spend with Jack Morton.

◦	Among client sectors, auto & transportation, healthcare, government and travel contributed notably to growth, while the CPG sector also increased in the U.S.

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For the full year, our organic growth in the U.S. was 2.2%, with increases across Mediabrands, McCann, FCB and Carmichael Lynch. Our top client sectors domestically were healthcare, auto & transportation and government.

•	In our international markets, organic growth was 2.9% in Q4, and was 2.5% excluding an increase in pass-through revenues.

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In Continental Europe, we grew 7.9% organically in the fourth quarter, which was 6.6% excluding the pass-through impact, which is very strong performance, especially against 11.1% growth in Q4-16. Among our largest markets in the region, we had double-digit growth in Germany and Italy, while France and Spain were approximately flat. Here again we had strong growth at Mediabrands, and also at Jack Morton in events and Weber Shandwick in public relations. Organic growth for the full year was 3.5%, on top of 5.7% in 2016.

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In the U.K., our organic growth in the quarter was slightly negative, by 40 basis points, and increased 1.0% as adjusted for pass-throughs. You’ll recall that our U.K. growth was nearly 12% in the fourth quarter of 2016. McCann, Mediabrands and Huge performed very well in the quarter. For the full year, which is at the right on this slide, the U.K. grew 4.1% adjusted for lower pass-throughs, which was against 5.0% on the same basis in 2016.

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In AsiaPac, our revenue decreased organically by 90 basis points, or negative 2.7% excluding the pass-through increase. Our full-year numbers were in a similar range. India continued to be a standout performer in both the quarter and the year, while China, Australia and Japan were notably slower.

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In LatAm, we grew 6.5% organically in the quarter, compounding 5.0% growth a year ago. That performance brought us to approximately flat for the full year, against 12% growth in 2016. In the fourth quarter, Argentina and Mexico continued to be very strong markets. Brazil increased slightly, despite the difficult macro environment. Overall, regional performance in the quarter was driven by strong results at Mediabrands, R/GA and FCB.

•	In our ‘Other Markets’ group, organic revenue growth was 4.5% in the quarter, led by our Canada and South Africa markets. Our growth was 4.5% as well for the full year.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point was 1.8% for calendar year 2017, on top of 5.0% in 2016 and 6.1% in 2015.
Moving on to expenses on slide 7, our discipline around operating expenses continued to make a significant contribution to our margin growth:

•	Under 3.4% revenue growth, our total operating expenses increased 2.5% in the quarter.

•	For the full year, our ratio of total salaries & related expenses to revenue was 64.3%, compared with 64.2% a year ago.

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Underneath that, we de-levered on expenses for base payroll, benefits & tax, due to slower top-line growth in 2017. At the same time, we took the appropriate, and significant, actions to align expenses with revenue over the course of the year.

◦	We had significant leverage for the year on incentive expense, which was 3.3% of revenue, compared with 4.0% in 2016.

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We also leveraged our category of ‘other’ salaries & related expenses, which includes employee performance-based contractual bonus payments. ‘Other’ salaries & related were 2.5% of revenues in 2017, compared with 3.0% in 2016.

◦	Year-end headcount was approximately 50,200, compared with 49,800 a year ago, an increase of less than one percent.

•	Turning to office & general expenses on the bottom half of this slide:

◦	O&G was 23.4% of full-year revenue, compared with 23.8%, giving us 40 basis points of year-on-year operating leverage.

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Within O&G, we had operating leverage on our category of ‘other’ O&G expenses, which includes lower direct expenses that are the offset to lower pass-through revenues. We also leveraged our expenses for T&E, office supplies and telecom, which, again, is the result of our continuing focus on costs.

On slide 8, we show our operating margin history on a trailing-12-month basis. With the most recent data point at 12.4%, we have made sustained and significant gains. There is still work to be done, and we remain highly focused on continued progress.
Turning to slide 9, we present more detail on below-the-line adjustments to our reported fourth-quarter results, in order to give you a better picture of comparable performance.

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We had a small loss in the quarter of $3 million in ‘other’ expense from the sale of a small, nonstrategic business, which was more than offset by the related tax benefit, and resulted in a penny per share in earnings.

•	Moving from left to right on this slide, as a consequence of tax reform, we reversed a benefit in the amount of $31 million for U.S. federal tax credits.

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We also recorded a benefit from the net impact of U.S. tax reform in the amount of $36 million, or $0.09 per share. That amount primarily represents the net of revaluing our deferred tax liabilities, less the one-time charge for the so-called repatriation tax under the Tax Cuts and Jobs Act.

•	The result, as shown, is fourth-quarter adjusted diluted EPS of $0.79 per share.

Slide 10 depicts similar adjustments for the full year, again for comparability:

•	You can see our loss of $0.04 per diluted share for business dispositions and our benefit of $0.09 per share for tax reform.

•	The result is adjusted full-year diluted EPS of $1.41.

•	Our normalized tax rate for the full year was 36.1%.

Before moving on to cash flow, we should remind everyone that our report today is the last one before we are required to report under the new revenue recognition accounting standard, ASC 606. We are well-along with our work on 606, and, while not yet fully complete, we can say with certainty that there will be no change to our model for value creation at IPG or, for that matter, to our priorities to drive organic growth and margin expansion.
As previously disclosed, we have elected to restate prior years for the new standard. We believe it is the transition method that provides the best continuity for our constituencies, and the best alignment of our commentary with reported results in the year ahead. We plan to provide the quarterly 2017 restated results in an 8-K filing some time prior to our first-quarter 2018 earnings release in April, along with more color and detail.
We foresee two principal impacts of the new standard on our reporting. One is earlier recognition of some revenue and profit, mainly for a portion of client performance bonuses. The new standard requires recognizing some revenue as the work is performed, rather than deferring recognition until the measurement period is complete.
That re-phasing requirement moves a small portion of our revenue and profit earlier between years. Restating 2017 for the new standard, for example, will require that we recognize some client bonuses in ’17 that would have been recognized in 2018 under the old standard. Similarly, we will be required to push some revenue and profit from 2017 back into 2016. We estimate that this will result in a decrease to our 2017 operating profit of approximately 3 - 4% when restated. That is due to year-to-year changes to our client contracts, the timing of when bonuses were recognized, and changes in our client base. Importantly, there will be no change to 2017 cash flow, or to our 2018 financial targets in terms of operating profit and earnings per share, as a result of restating.
The second impact of adopting ASC 606 is that we will report noticeably more gross revenue and more gross expense, with dollar-for-dollar increases to revenue and expense. That change will have no impact on cash flow, operating profit, net income or earnings per share. Our estimate for 2017, which is still subject to change, is that we would have had approximately $1.2 [billion] more of both revenue and expense under the new standard. Nearly all of the increase relates to events at Jack Morton, Momentum and Octagon, as well as to our PR and healthcare specialists. None of the incremental gross revenue relates to our media business.
To enhance the transparency of our results, we will add disclosure of our net revenue in income, beginning with our first quarter this year, and our key performance metrics will track the net organic revenue growth and net revenue operating margin. To clarify, that will be an increment of $1.2 billion of incremental revenue.
Again, more to come on this prior to our Q1 release.

Slide 11 is cash flow for the full year:

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Cash from operations in 2017 was $882 million, compared to $513 million a year ago. The comparison includes a strong improvement in our working capital result, which used $28 million, compared with $415 million a year ago.

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Our investing activities used $196 million in the year, including $156 million for cap-ex and $31 million for acquisitions. Cap-ex is majority IT investment and, secondly, leasehold improvements to office space. Cap-ex was decreased from 2016, when we had a few large office relocations.

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Financing Activities used $1 billion, which was comprised mainly of $325 million to repay maturing long-term debt, $300 million to repurchase our shares and $280 million for our common stock dividends.

•	In 2017, our net decrease in cash and cash equivalents was $303 million.

Slide 12 is a view of our debt over the past 11 years, with total debt of $1.37 billion at year-end 2017. Our $300 million 2.25% Notes matured in mid-November, which we refinanced with commercial paper. Q4 is seasonally our strongest operating cash flow quarter, which we used to extinguish the outstanding commercial paper by year-end. As a result, at year-end we have the lower debt balance, which you see on this table, and also a lower cash balance compared to a year ago.
Slide 13 is the current portion of our balance sheet. Total cash and cash equivalents was $791 million at year end, so net debt was approximately the same level as a year ago.
Slide 14 depicts the total of our average basic shares plus dilutive shares over time, and, at the far right, shows the total as of year-end 2017. Our average total shares decreased by 160 million shares over this time period, due to share repurchases and the simplification of our capital structure. Our starting position for 2018 is 391 million shares.
In summary, on slide 15, we are pleased to conclude the year with solid Q4 performance. Our operating teams delivered significant margin growth in 2017, even as the revenue environment became more challenging. Our balance sheet continues to be a meaningful source of value creation, which is evident in the actions announced by our Board today. That leaves us well-positioned to deliver on our objectives for the full year.
With that, I’ll turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
As you can tell, we closed the year on a stronger note, with respect to both growth and profitability.
As I’ve indicated, it’s too early to say conclusively that the broader trends that we saw impact our industry last year are entirely behind us. But, fourth quarter results, as well as conversations with our operators and a number of our key clients are encouraging. It seems that, as we move forward into 2018, marketers will turn their focus solely from expense reductions to also encompass growth, and that is an area in which our unique expertise and capabilities can play an important role.
While the macro environment continues to include geopolitical uncertainty, as apparent in the daily headlines from around the globe, economic fundamentals remain solid overall. And improved clarity with respect to tax reform is a notable positive for business.

What is more, as you’ve heard me say before, confusion is good. And there is still plenty of that, due to the very complex and quickly evolving technology, media and communications landscape. This represents a continued opportunity for a company like ours, with the range of strategic and creative talent we bring to bear to our clients’ businesses and challenges, our embedded digital offerings throughout the portfolio, as well as specialist capabilities in emerging areas like programmatic, data and analytics, to name but a few.
At IPG, we remain committed to the idea that the best talent does the best work for our clients, which is key for us to win in the marketplace. This is a vision that we’ve put to work in many ways. From our proven commitment to investing in talent over the long haul, to the work we do incubating innovative startups, to our industry-leading programs that promoted a more diverse and inclusive workplace.
These are fundamental drivers of our success, and we will continue to invest behind and live up to our D&I aspirations, build on our Accelerator programs and foster a culture that is both entrepreneurial and accountable. This is what allows us to attract the best people, whether they are traditional craft practitioners or they represent the most leading-edge technological capabilities.
We all know that our industry is changing rapidly. As you’d expect, we regularly monitor activity in adjacent sectors and among potential new entrants into our space, so as to ensure that we continue to develop our integrated model and deliver a fully relevant and contemporary range of services to our clients.
Turning now to performance at the agency level, let me provide a brief progress report on the key developments within our portfolio.
Highlights during the fourth quarter were led by Mediabrands, which posted outstanding performance. UM closed the year with big wins with Spotify and Ubisoft, both very sophisticated marketers, to follow on wins earlier in the year of Accenture and Coach. Initiative won two global pitches, Carlsberg and LEGO, as well as an important incumbent defense of the Amazon account. The agency’s new business performance was just recognized by a top RECMA ranking, and we are pleased to see the network reaching the same heights as UM. Cadreon and Reprise are also first-rate digital partners for our clients. These will be key as we go into a new year in which new business activity is accelerating in the media space. We are excited to enter 2018 with positive market momentum, as well as a distinctive market position due to our long-standing commitment to a high level of transparency.
Mediabrands is also the place where we will continue to focus and invest behind our considerable data and analytics capabilities, in order to develop the next generation data stack that can serve all of our agencies, including creative, as we push for even more accountability in our marketing programs.
McCann had another solid year, with strong new business performance that had them on top of many league tables. The agency’s wins featured brands from marketing powerhouses such as Reckitt Benckiser, Coca-Cola, MGM, Bombardier, Diageo and BASF.
McCann’s performance at creative awards shows continued to reach new heights. Above all, 2017 was the year of the “Fearless Girl” statue, which became a cultural phenomenon, drove important social conversations and, of course, fueled great results for that client. McCann also continued to up its game in digital marketing, where it has created outstanding campaigns in recent years, and upgraded senior-level talent across North America, in its headquarters New York office, as well as in China.

FCB closed the year strong in terms of financial performance, and also launched the new “Circles” campaign for Levi’s, which was some of the most talked-about creative work this year. The agency also introduced bold new work for Clorox, one of the network’s recent signature global wins.
FCB Chicago continues to thrive, supporting clients with a full range of services, from consumer advertising to CRM, shopper marketing, digital and state-of-the-art production capabilities. FCB Health also maintained its position as a growth driver, an industry thought leader and a top creative performer in the healthcare marketing space.
MullenLowe built momentum and recognition for breakthrough creativity and integrated services, which the agency refers to as “hyperbundling.” During the year, MullenLowe put together an impressive run of new business wins, including Eurosport, E*TRADE and Whole Foods, which was likely the most competitive AOR pitch of 2017 in terms of the number of agencies involved in the review.
Additional media wins included Chipotle, Nuveen and Staples. Recent acquisitions in London will further enhance the agency’s capabilities, in terms of advertising creativity and PR.
Despite a challenging environment for project businesses, which we called out for you in our calls last year, our outstanding digital specialty agencies, R/GA and Huge, won signature high-profile assignments and built out their capabilities.
At Huge, the most notable was the McDonald’s digital consumer experience account, one of only a handful of cases during 2017 in which we faced off against not only our traditional competitive set, but also some of the consultancies.
R/GA wins included work from Hyundai, Guinness, Nikon and Coty, as well as “Digital Innovation Agency of the Year” honors from Campaign in London. As some of our competitors tout the introduction of AI platforms to boost productivity and talent deployment, it bears noting that R/GA’s internal platform, built to perform the same function, has been in development for close to a decade and integrates the skills and workflow of over 2,000 employees across 17 R/GA offices.
Weber Shandwick remains a leader in its space, with a strong leadership team that regularly garners top honors from its industry press, in every world region. The agency has bolstered its capabilities in data science, analytics and performance marketing with recent acquisitions.
Weber was recognized by the Holmes Report with the top ranking on the “Global Creative Index,” and the “Daughters of Mother India” campaign earned top honors as the most-awarded PR campaign of the past 12 months. We were equally pleased that the agency has started out 2018 with a global consolidation win with a major IPG client.
Also at CMG, we saw very strong performance from Octagon. The agency is a leader in sports marketing, which is an increasingly important sector, which taps into deep consumer passion points and is one of the few ways we can still reach large aggregate audiences on behalf of our clients.
Our U.S. independents round out the portfolio. Each has a range of services that it can deliver on an integrated standalone basis to major clients, or as part of a customized “open architecture” IPG solution, as Deutsch does on our global J&J ACUVUE business, or Hill Holliday on the consumer side of a number of J&J pharma engagements. Both of these agencies, as well as Carmichael Lynch, had a very successful year, and we look forward to including them in more integrated teams on a going-forward basis.

As you know, we have been focused on delivering on the vision of “open architecture” for nearly a decade. Although this has become something of a talking point for all our competitors, we continue to feel that our approach is a positive differentiator, since we integrate the best of our talent across the organization by means of fully consolidated teams, with regular involvement and leadership from senior IPG-level corporate executives.
It’s clear that the quality of our strategic and creative offerings is currently at the highest level that it has been in many years. Globally, at major competitions ranging from Cannes to the Effies, our agencies are recognized with the highest honors and our Group performance is outstanding.
Despite a very challenging revenue environment in 2017, we posted solid results and achieved growth that was ahead of the industry average. We also demonstrated our ability to remain focused on and deliver margin improvement. This is consistent with our long-term record of improving profitability in both higher and more-moderate growth environments. This is an achievement we are proud of, as is the fact that we have made such great progress in terms of the Company’s balance sheet and overall financial strength.
Our capital-return programs continue to be significant drivers of value. Our Board’s decision today, to once again meaningfully increase the dividend, and also add to our share repurchase program, shows a continued commitment to return value to shareholders, as well as confidence in our future prospects.
Looking forward, against a backdrop of macroeconomic and political uncertainty, the tone of the business is good, and new business activity seems to be picking up. The breadth and strength of our portfolio positions us well to participate in most pitch opportunities, and there is further organic growth to be had by broadening the scope of our relationships with existing clients.
In light of these factors, we believe that we should continue to see competitive organic revenue performance in 2018, which is why we’re targeting growth of 2 - 3% for 2018. Along with this level of growth, we are targeting operating margin expansion of 20 basis points over the results we are reporting today. This builds on our strong long-term record in this area.
At the same time, we will continue to invest in the outstanding talent and emerging capabilities that are required to position us for the long-term. Combined with the strength of our balance sheet and our consistent commitment and strong delivery when it comes to capital return, that means that there remains significant potential for value creation and enhanced shareholder value.
As always, we thank our clients and our people, who are the foundation of our success.

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

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risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2017
	As Reported	Net Losses on Sales of Businesses [1]	U.S. Federal Tax Credits	Net Impact of U.S. Tax Reform	Adjusted Results
Income Before Income Taxes	$498.8	$(3.2)			$502.0
Provision for Income Taxes	166.1	5.7	$(31.2)	$36.0	176.6
Effective Tax Rate	33.3%				35.2%
Equity in Net Income of Unconsolidated Affiliates	0.8				0.8
Net Income Attributable to Noncontrolling Interests	(16.9)				(16.9)
Net Income Available to IPG Common Stockholders	$316.6	$2.5	$(31.2)	$36.0	$309.3

Weighted-Average Number of Common Shares Outstanding - Basic	385.1				385.1
Dilutive effect of stock options and restricted shares	8.1				8.1
Weighted-Average Number of Common Shares Outstanding - Diluted	393.2				393.2

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.82	$0.01	$(0.08)	$0.09	$0.80
Diluted	$0.81	$0.01	$(0.08)	$0.09	$0.79

[1] Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2017
	As Reported	Net Losses on Sales of Businesses [1]	Net Impact of U.S. Tax Reform	Adjusted Results
Income Before Income Taxes	$876.0	$(24.1)		$900.1
Provision for Income Taxes	281.9	7.4	$36.0	325.3
Effective Tax Rate	32.2%			36.1%
Equity in Net Income of Unconsolidated Affiliates	0.9			0.9
Net Income Attributable to Noncontrolling Interests	(16.0)			(16.0)
Net Income Available to IPG Common Stockholders	$579.0	$(16.7)	$36.0	$559.7

Weighted-Average Number of Common Shares Outstanding - Basic	389.6			389.6
Dilutive effect of stock options and restricted shares	7.7			7.7
Weighted-Average Number of Common Shares Outstanding - Diluted	397.3			397.3

Earnings Per Share Available to IPG Common Stockholders:
Basic	$1.49	$(0.04)	$0.09	$1.44
Diluted	$1.46	$(0.04)	$0.09	$1.41

[1] Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2016
	As Reported	Net Losses on Sales of Businesses	U.S. Federal Tax Credits	Adjusted Results [1]
Income Before Income Taxes	$441.1	$(25.3)		$466.4
Provision for Income Taxes	106.1	2.0	$37.4	145.5
Effective Tax Rate	24.1%			31.2%
Equity in Net Income of Unconsolidated Affiliates	1.9			1.9
Net Income Attributable to Noncontrolling Interests	(19.3)			(19.3)
Net Income Available to IPG Common Stockholders	$317.6	$(23.3)	$37.4	$303.5

Weighted-Average Number of Common Shares Outstanding - Basic	393.5			393.5
Dilutive effect of stock options and restricted shares	11.7			11.7
Weighted-Average Number of Common Shares Outstanding - Diluted	405.2			405.2

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.81	$(0.06)	$0.10	$0.77
Diluted	$0.78	$(0.06)	$0.09	$0.75

[1] The effect of the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, which was previously included in this table in 2016, has now been removed as the effect of the adoption is reflected in both periods.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED NON-GAAP RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2016
	As Reported	Net Losses on Sales of Businesses	Valuation Allowance Reversals	Settlement of Certain Tax Positions	U.S. Federal Tax Credits	Adjusted Results [1]
Income Before Income Taxes	$830.2	$(41.4)				$871.6
Provision for Income Taxes	198.0	2.4	$12.2	$23.4	$44.6	280.6
Effective Tax Rate	23.8%					32.2%
Equity in Net Income of Unconsolidated Affiliates	0.3					0.3
Net Income Attributable to Noncontrolling Interests	(24.0)					(24.0)
Net Income Available to IPG Common Stockholders	$608.5	$(39.0)	$12.2	$23.4	$44.6	$567.3

Weighted-Average Number of Common Shares Outstanding - Basic	397.9					397.9
Dilutive effect of stock options and restricted shares	10.1					10.1
Weighted-Average Number of Common Shares Outstanding - Diluted	408.0					408.0

Earnings Per Share Available to IPG Common Stockholders:
Basic	$1.53	$(0.10)	$0.03	$0.06	$0.11	$1.43
Diluted	$1.49	$(0.10)	$0.03	$0.06	$0.11	$1.39

[1] The effect of the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, which was previously included in this table in 2016, has now been removed as the effect of the adoption is reflected in both periods.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.